Exhibit 99.1
JCPenney Announces Interim CFO Transition

PLANO, Texas - (Oct. 29, 2018) - J. C. Penney Company, Inc. (NYSE: JCP) today announced that Michael Fung is temporarily joining the Company as interim chief financial officer effective Oct. 30, succeeding Jerry Murray who will resume his responsibilities as senior vice president of finance. Fung is an accomplished executive with over 40 years of broad finance experience, including corporate finance, strategy, financial planning and analysis, across multiple consumer and retail organizations. He recently served as interim chief financial officer for Neiman Marcus Group and 99 Cents Only Stores following his retirement from Walmart Stores.

“We welcome Michael’s CFO experience and guidance as we continue our search for a permanent Chief Financial Officer. As I continue to assess the opportunities surrounding the Company’s business, his appointment helps JCPenney benefit from the expertise of a seasoned retail CFO who has supported other retailers during a pivotal time in their evolution and helped deliver meaningful progress. His knowledge and contributions will be a valuable addition to our senior leadership team as we work together to develop solutions and drive decisions that are in the best interest of our customers and shareholders,” said Jill Soltau, chief executive officer of JCPenney. “Additionally, I want to thank Jerry for his dedication and support over the past several weeks. His servant leadership enabled a seamless transition following the departure of the Company’s former CFO.”

Fung brings more than 23 years of experience in value-oriented retail and finance operations, having served for more than a decade in senior financial roles at Walmart Stores, including most recently as senior vice president and chief financial officer of Walmart Stores U.S. from 2006 to 2012. Prior to Walmart, he served in the top finance positions at several large corporations, including vice president and chief financial officer for Sensient Technologies Corporation, senior vice president and chief financial officer for Vanstar Corporation, and vice president and chief financial officer for Bass Pro Shops, Inc.

Fung received a Master of Business Administration from the University of Chicago’s Booth School of Business and a Bachelor of Science in accounting from the University of Illinois at Chicago.

To download a copy of this news release, please visit https://www.jcpnewsroom.com/news-releases/2018/1029_announces_interim_cfo_transition.html

JCPenney Corporate Communications & Public Relations:
(972) 431-3400 or jcpnews@jcp.com
Follow @jcpnews on Twitter for the latest announcements and Company information.

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 98,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.
###